UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934
Date of Report (Date of earliest event reported): February 15, 2008
000-51562
Commission file number
AMERICAN COMMERCIAL LINES INC.
(Exact name of registrant as specified in its charter)

Delaware	75-3177794

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1701 E. Market Street, Jeffersonville, Indiana (Address of principal executive offices)	47130 (Zip Code)
(812) 288-0100
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     On February 18, 2008, American Commercial Lines Inc. (the “Company”) announced the departure of its President and Chief Executive Officer, Mr. Mark Holden. Mr. Holden will resign effective March 1, 2008. In addition to his resignation as President and Chief Executive Officer of the Company, Mr. Holden also resigned as a director of the Company effective March 1, 2008. Mr. Holden’s resignation is not due to any disagreement with the Company.
     On February 18, 2008, the Board of Directors of the Company appointed Mr. Michael P. Ryan, age 48, to serve as the new President and Chief Executive Officer of the Company, effective March 1, 2008. Mr. Ryan has served as Senior Vice President Sales and Marketing of the Company since November 2005. Prior to joining the Company, Mr. Ryan spent approximately 20 years in sales and marketing positions of increasing responsibility while at Canadian National Railway Company and CSX Corporation, Inc. and was most recently Senior Vice President and General Manager of McCollister’s Transportation Systems.
     In connection with Mr. Ryan’s appointment as President and Chief Executive Officer of the Company, the Compensation Committee of the Board of Directors approved a new letter agreement with Mr. Ryan. Under the terms of his letter agreement, Mr. Ryan: (a) will receive a base salary of $425,000 per year, (b) will be eligible to receive an annual target bonus beginning in 2009 of 75% of his base salary subject to meeting certain performance criteria, (c) will receive a grant of 132,498 stock options to purchase shares of the Company’s common stock, which options will vest and become exercisable on the third anniversary of the grant date, and (d) will be eligible to receive any other perquisites and benefits offered by the Company.
     In addition to Mr. Ryan’s appointment as the new Chief Executive Officer of the Company, the Board of Directors also elected Mr. Ryan to serve as a director on the Board of Directors of the Company effective March 1, 2008. As set forth in Mr. Ryan’s letter agreement, the Board of Directors agreed to appoint Mr. Ryan as a director to fill the vacancy created by the resignation of Mr. Holden. Mr. Ryan will not receive any additional compensation for serving as a director of the Company. At this time, Mr. Ryan will not be appointed to serve on any committee of the Board of Directors. There are no related party transactions between the Company and Mr. Ryan reportable under Item 404(a) of Regulation S-K.
     As previously disclosed on a Form 8-K filed on September 6, 2007, the Company also announced the departure of its Senior Vice President and Chief Financial Officer, Mr. Christopher A. Black, upon the expiration of Mr. Black’s employment agreement on February 22, 2008. Pursuant to a letter agreement approved by the Compensation Committee of the Board of Directors of the Company, Mr. Black will remain as Senior Vice President and Chief Financial Officer of the Company until February 29, 2008, and beginning March 1, 2008 through April 30, 2008, Mr. Black will serve as a consultant to the Company and provide services on an as needed and as requested basis. Pursuant to the terms of this letter agreement, during the time

Mr. Black serves as a consultant to the Company, he: (a) will continue to receive a base salary of $315,000 per year, which is Mr. Black’s annual base salary in effect on the date of the letter agreement, and (b) beginning February 29, 2008 until April 30, 2008, will be eligible to receive a reimbursement of $1,100 per month for the cost of health care continuation coverage pursuant to COBRA. As a condition to receiving these payments, Mr. Black has signed and agreed not to revoke the Company’s standard Release and Waiver of Employment and Termination of Employment Claims.
     Beginning February 29, 2008, Ms. Tamra L. Koshewa, age 39, will perform the functions of the principal financial officer of the Company until a new Chief Financial Officer is hired. Ms. Koshewa is the Vice President, Finance and Corporate Controller of the Company and has served in such capacity since July 2006. Prior to joining the Company, Ms. Koshewa worked for ten years at General Electric (“GE”) in several financial leadership roles, most recently as Manager, Finance - Integration and Quality for GE’s Consumer and Industrial division in Louisville, Kentucky. She is also a Certified Public Accountant and worked for KPMG prior to joining GE. Pursuant to Ms. Koshewa’s employment letter with the Company dated June 26, 2006, Ms. Koshewa: (a) currently receives a base salary of $222,768 per year, (b) is eligible to receive an annual target bonus of 50% of her base salary, (c) is eligible to receive a target long-term incentive plan opportunity equal to 75% of her base salary and (d) is eligible to receive other perquisites and benefits offered by the Company. There are no related party transactions between the Company and Ms. Koshewa reportable under Item 404(a) of Regulation S-K. The Company has launched a search for a permanent Chief Financial Officer and will announce a successor when this process is completed.
     A copy of the release issued by the Company on February 18, 2008 is furnished as Exhibit 99.1 with this Current Report on Form 8-K.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits.

Exhibit Number	Description

Exhibit 99.1	Release, dated February 18, 2008, issued by American Commercial Lines Inc. (Furnished with the Form 8-K issued by the Company on February 19, 2008).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN COMMERCIAL LINES INC. (REGISTRANT)
Date: February 22, 2008	By:	/s/ Douglas C. Ruschman
Douglas C. Ruschman
Vice President Legal

EXHIBIT INDEX

Exhibit 99.1	Release, dated February 18, 2008, issued by American Commercial Lines Inc. (Furnished with the Form 8-K issued by the Company on February 19, 2008).